UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 17, 2009

Date of Report (Date of earliest event reported)

Cadence Financial Corporation

(Exact Name of Registrant as Specified in Charter)

Mississippi	1-15773	64-0694755
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 East Main Street Starkville, Mississippi 39759

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (662) 343-1341

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On April 21, 2009, Cadence Financial Corporation (“CADE”) issued a press release announcing preliminary financial information, prior to any impairment charges that may result from a pending review of goodwill under FASB Statement 142 (Goodwill and other Intangible Assets), for its first quarter ended March 31, 2009. The press release is attached as Exhibit 99.1 to this Form 8-K and is furnished to, but not filed with, the Commission.

Item 8.01 Other Events.

Cadence Bank N.A., a wholly owned subsidiary of CADE (the “Bank”), has entered into an agreement with The Office of the Comptroller of the Currency (“OCC”), effective April 17, 2009, to enhance the Bank’s risk management and planning processes. In the agreement, the Bank and its Directors will work with the OCC to formalize enhanced risks management programs to monitor problem loans, update the strategic plan to address the current economic environment, and reduce the Bank’s concentration of commercial real estate, among other practices and procedures. These enhancements improve the Bank’s infrastructure as it continues to serve its customers and meet the high standards for a national bank.

The Bank exceeds the well capitalized definition of the bank regulatory agencies.

In anticipation of the agreement, the Board of Directors of the Bank appointed a compliance committee to oversee these enhancements. That committee has been making progress for a number of weeks. We have a long term working relationship with the OCC and look forward to partnering with them to maintain the confidence of our customers as well as better serve our customers.

The agreement is filed herewith as Exhibit 99.2 and is incorporated herein by reference. The foregoing description of the agreement is qualified in its entirety by reference to the text of the agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit

99.1	Press release issued April 21, 2009

99.2	Agreement by and between Cadence Bank N.A. and The Office of the Comptroller of the Currency effective April 17, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CADENCE FINANCIAL CORPORATION (Registrant)

Date: April 21, 2009	By:	/s/ Richard T. Haston
Richard T. Haston Executive Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Document Description

99.1	Press Release dated April 21, 2009

99.2	Agreement by and between Cadence Bank N.A. and The Office of The Comptroller of the Currency effective April 17, 2009